Exhibit 10.29

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

CONFIDENTIAL

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), made the 17th day of April, 1991 by and between SANDOZ PHARMA LTD., a Swiss corporation having its principal place of business at Lichtstrasse 35, CH-4002 Basle, Switzerland (“Sandoz Pharma”) and ATHENA NEUROSCIENCES, INC. a Delaware corporation having its principal place of business at 800F Gateway Boulevard, South San Francisco, California (“Licensee”),

WITNESSETH:

Whereas Sandoz Pharma has developed a substance called Tizanidine, useful in the treatment of spasticity and/or spastic diseases and owns and/or controls certain Know-How (as hereinafter defined) and patent rights relating to Tizanidine;

Whereas Sandoz Pharma has certain processes, skills and techniques for galenical formulations containing Tizanidine;

Whereas Licensee desires to acquire from Sandoz Pharma a license to sell Tizanidine and certain other rights on the terms and conditions herein set forth;

Whereas Licensee desires to purchase from Sandoz Pharma finished pharmaceutical formulations containing Tizanidine for sale in the Territory; and

Whereas Licensee desires to clinically develop and market in the Territory finished pharmaceutical formulations containing Tizanidine as the sole active ingredient,

Now, Therefore, In consideration of the premises and the mutual covenants herein contained, it is mutually agreed as follows:

1.             Definitions.

1.1           “Affiliates” means any corporation of which a corporation named herein owns, directly or indirectly, fifty percent (50%) or more of the outstanding stock, or any corporation, partnership or other entity over which such corporation named herein, directly or indirectly, exercises effective control, or any parent corporation, partnership or other entity

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

which owns, directly or indirectly, fifty percent (50%) or more of the outstanding stock of a party hereto, or, directly or indirectly, controls a party hereto, and any corporation, partnership or other entity, other than a corporation named herein, which, directly or indirectly, is controlled by such parent corporation or other entity or of which such parent corporation or other entity owns, directly or indirectly, fifty percent (50%) or more of the outstanding stock.

1.2           “Compound” means S-chloro-4- (2-1 midazolin-2yl-amino) -2, 1, 3-benzo-thiadiazole-hydrochlorid, the specifications of which are defined in Schedule I to this Agreement.

1.3           “FDA” means the United States Food and Drug Administration or any successor thereof.

1.4           “Improvements” means inventions and discoveries related specifically to Compound or Product, including, but not limited to: new/additional indications other than spasticity, dosage forms, formulations, delivery systems, process improvements, whether or not patentable, developed or acquired by a party and/or its Affiliates during the term of this Agreement.

1.5           “IND” means Investigational New Drug.

1.6           “Know-How” means all data, instructions, processes, formulae, expert opinions and information not generally known and relating to the manufacture, use and/or sale of the Compound or Product currently in the possession of, or developed during the term hereof, by either party or its Affiliates pursuant to this Agreement. Know-How shall include, without limitation, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing and clinical data and information relating to the use and/or sale of the Compound or Product.

1.7           “NDA” means a New Drug Application as required pursuant to the Code of federal regulations to be filed with the FDA.

1.8           “Net Sales” means the gross amount invoiced on sales of Product by Licensee, its Affiliates and sublicensees to independent, third party customers in bona fide, arms-length

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

transactions less seven and one-half percent (7-1/2%) for (i) quantity and/or cash discounts actually allowed or taken; (ii) amounts actually repaid or credited by reasons of rejections or return of Product (e.g., recalls); (iii) freight, postage and insurance costs paid by Licensee or its sublicensees for transporting Product from its warehouse to its customers; and (iv) custom duties and sales taxes directly related to the sale.

1.9           “Product” means any finished oral pharmaceutical formulation containing Compound as an active therapeutic ingredient.

1.10         “Purchase Requirements” means such quantities of Product in form of bulk tablets as Licensee its Affiliates and its sublicensees have committed for a particular quarter in accordance with Section 7.2.

1.11         “Territory” means the United States of America, its territories and possessions (including Puerto Rico) and Canada.

2.             License.

2.1           Sandoz Pharma hereby grants to Licensee and Licensee hereby accepts an exclusive license to develop, use and sell Product and Improvements in the Territory in accordance with the terms and conditions set forth in this Agreement. Licensee is entitled to grant sublicenses which right shall only apply after an NDA has been filed.

Unless otherwise directed by Sandoz Pharma, the reference “under license from Sandoz Pharma Ltd.” or a similar reference mutually agreed upon shall be included on Product labels and promotional materials.

2.2           Licensee shall bring Product to market through a thorough and diligent program for exploitation of the right and license granted in this Agreement and to market Product in the Territory all in accord with the efforts customarily given to its other products.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

3.             Know-How Transfer and Product Development.

3.1           Sandoz Pharma shall promptly following execution of this Agreement furnish Licensee with (i) the Know-How except such Know-How which is or shall be contained in the Drug Master File (DMF); (ii) a letter to the FDA transferring to Licensee sponsorship of all Sandoz Pharma and/or its Affiliates’ IND applications covering Product; and (iii) the complete file for Product (currently in possession of Sandoz Canada).

3.2           Sandoz Pharma shall conduct all activities related to pharmaceutical, physical and analytical studies, provide a DMF and the chemistry, manufacturing and controls section of the to publish such information.  To the extent that Licensee can justify its inclusion, Licensee shall provide appropriate credits identifying Sandoz Pharma and/or its Affiliates in scientific or clinical publications covering Compound or Product.

3.7           Sandoz Pharma and Licensee shall meet at mutually agreed appropriate times at which, the progress of the Licensee’s development program will be discussed and reviewed. Licensee shall have sole control over all development activities but Sandoz Pharma shall be given the opportunity to review and comment on Licensee development plans, any significant revisions thereof and protocols for the conduct of clinical studies.

4.             Secrecy.

4.1           Each party shall use all reasonable efforts to prevent the disclosure of any Know-How, Improvements or any information disclosed to it by the other party under this Agreement without the other party’s prior written consent. Neither party shall use such information for its own benefit or the benefits of third parties except for the purpose of performing its rights and obligations under this Agreement.

4.2           This restriction shall not apply to any information which the disclosing or using party can prove:

(i)            at the time of use is in the public domain without fault of the disclosing or using party;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(ii)           was in its or its Affiliates possession at the time of receipt and was not acquired, directly or indirectly, from the other party;

(iii)          was obtained from a third party without restriction as to use or disclosure, provided, however, that such information was not obtained by said third party, directly or indirectly, from the disclosing or using party;

(iv)          has been developed independently of information received from the other party.

4.3           Nothing in this Section 4 shall prevent the disclosure of information (i) to those proper governmental agencies or others to the extent required by law and/or (ii) to those permitted sublicensees, consultants and others who have signed an agreement to keep the information confidential.

4.4           The obligation in this Section 4 shall survive the Agreement for ten (10) years as and from the effective date of termination or expiration of the entire Agreement.

5.             License Fees and Other Payments.

5.1           In consideration of the rights and services granted to Licensee by Sandoz Pharma under this Agreement Licensee shall pay to Sandoz Pharma the following amounts at the times indicated below:

5.1.1        Upon execution of this Agreement, US $200,000.

5.1.2        On the second anniversary of the date of execution of this Agreement, US $100,000.

5.1.3        On the fifth anniversary of the date of execution of this Agreement, if the NDA is not approved by the FDA at such time without fault of Sandoz Pharma US $200,000.  “Fault of Sandoz Pharma” includes, without limitation, failure of Sandoz Pharma to timely provide an approvable DMF and chemistry, manufacturing and control sections for the IND and NDA.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

5.1.4        During the period beginning with the first commercial sale of a Product, a royalty of [***] during the first year of commercial sale, of [***], during the second year of commercial sale and of [***] during the period beginning in the third year of commercial sale and ending five years following NDA-approval shall be payable to Sandoz Pharma on Net Sales of Product.

5.1.5        After such five-year period a royalty of [***] shall be payable to Sandoz Pharma on Net Sales of Product for the term of this Agreement.

5.2           All monies paid by Licensee pursuant to this Agreement are non-refundable and non-creditable against future royalties.

6.             Royalties and Supply Price.

6.1           Licensee shall furnish to Sandoz Pharma within ninety (90) days after the end of each calendar quarter in which royalties are payable hereunder true and accurate reports of its Affiliates and sublicensees Net Sales and the calculation of royalties payable thereon. Licensee shall simultaneously pay to Sandoz Pharma a sum equal to the aggregate of all royalties due for such period. Licensee shall furnish Sandoz Pharma with copies of all official receipts for taxes which result in a reduction in royalty payments to Sandoz Pharma and which are directly imposed and with reference to particular sales of Products. Licensee agrees to reasonably assist Sandoz Pharma in claiming refunds for such taxes at Sandoz Pharma’s request.

6.2           Licensee, its Affiliates and its sublicensees shall pay Sandoz Pharma Supply Prices (as defined in Section 7.7. below) net sixty (60) days from date of invoice and on such other reasonable terms and conditions as Sandoz Pharma ordinarily requires.

6.3           Licensee shall keep accurate records in sufficient detail to enable the royalties payable hereunder to be determined.  Sandoz Pharma may, at its expense, designate a suitably qualified independent accountant, reasonably acceptable to Licensee, to review during ordinary business hours, such part of the records of Licensee its Affiliates and/or sublicencees as may be necessary to determine, in respect of any calendar quarter, the accuracy of any report and/or payment made under this Agreement. This right of review shall terminate three (3) years

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

after Sandoz Pharma’s receipt of Licensee’s respective quarterly account.  Said accountant shall not disclose to Sandoz Pharma any information other than that relating to the accuracy of the reports and payments hereunder.

6.4           All payments, required to be made by Licensee hereunder shall be paid in Swiss Francs to Sandoz Pharma’s account at Swiss Bank Corporation, Basle, Switzerland, Attention: Royalty Accountant, or such other place as Sandoz Pharma may reasonably designate. The rate of exchange to be used for converting into Swiss Francs shall be the exchange rate at the same major Swiss Bank on the last business day of the calendar quarter to which the payment relates.

6.5           Payments due and unpaid under this Agreement shall bear interest from the date payment is due at an interest rate of eight percent (8%).

7.             Good Faith Efforts and Ordering Procedure.

7.1           Should Licensee fail to comply with its obligations set forth in Section 2.2, Sandoz Pharma’s sole remedy, after ninety (90) days written notice to Licensee, should Licensee fail to comply with such obligations, shall be to convert the exclusive license granted according to Section 2.1 into a non-exclusive license.  Licensee shall entitle Sandoz Pharma, its Affiliates or any licensee designated by Sandoz Pharma to get access to the registration of the Product and the respective documentation including the right to refer to such registration and shall provide Sandoz Pharma, its Affiliates and licensees reasonable assistance to enable Sandoz Pharma, its Affiliates and licensees to sell Product in the Territory.  Such non-exclusive license shall also result if Licensee engages in marketing, without the prior written consent of Sandoz, which shall not unreasonably be withheld, a product that materially and adversely affects the sales and market share of Product.

7.2           Quarterly, Licensee, its Affiliates and its sublicensees shall provide Sandoz Pharma with a written forecast of their respective estimated Purchase Requirements for each quarter in the ensuing twenty-four (24) months period beginning three (3) months in advance. Each first quarter projection in said twenty-four (24) month forecast shall be that quarter’s Purchase Requirement, a binding commitment on both parties.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

7.3           Sandoz Pharma will supply free of charge to Licensee all requirements of Product and placebo formulations for clinical trials necessary for FDA registration in dosage form meeting U.S. regulatory requirements and manufactured at a site meeting U.S. FDA Good Manufacturing Practice.

7.4           Sandoz Pharma will supply and Licensee and its sublicensees shall purchase all Purchase Requirements in final dosage form meeting U.S. regulatory requirements and manufactured at a site meeting U.S. FDA and Canada Good Manufacturing Practice. Notwithstanding the foregoing, Sandoz Pharma shall not be liable to supply that portion of the Purchase Requirement that exceeds the most recent forecast of that quarter’s estimated Purchase Requirement by more than thirty percent (30%).

7.5           Sandoz Pharma warrants that it will treat Licensee in the same manner as it treats Sandoz Affiliates in the supply of Product and, in addition, Sandoz Pharma warrants to maintain in reserve a supply of Product exclusively for Licensee in the Purchase Requirement quantities and dosage form forecast by Licensee, its Affiliates and sublicensees for the two quarters following the quarter for which the last supply shipment has been sent. Such reserve shall be maintained in a location other than a Product manufacturing facility.

7.6           Licensee shall set a reference price (the “Reference Price”) in Swiss Francs not later than twelve (12) months before the anticipated date of market introduction or March 31, 1994, whichever is earlier, and as Licensee desires from time to time thereafter, provided, however, that the Reference Price may not be less than the average of Sandoz Pharma’s ex-factory prices to wholesalers for equivalent mg-dosages and presentations of Product in Switzerland, Germany, Denmark and the Netherlands or such other countries as the parties mutually agree.

7.7           Licensee and its sublicensees shall pay to Sandoz Pharma a supply price (“Supply Price”) for bulk tablets F.O.B. Basle of:

7.7.1        [***] of the Adjusted Reference Price, which shall be the Reference Price [***] deductable for the cost items (i)-(iv) listed in paragraph 1.8, of the

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

package type having the highest share in turnover for all Product in normal tablet formulation delivered;

7.7.2        [***] of the Adjusted Reference Price of the package type having the highest share in turnover for all Product in modified release formulation delivered.

8.             Package and Promotion Material.

8.1           Licensee shall submit to Sandoz Pharma for approval all labels and package inserts or their equivalent (e.g., Product descriptions in reference books), incorporating or describing Product and shall use only such labels and package inserts or their equivalent as are first approved in writing by Sandoz Pharma. Sandoz Pharma shall not unreasonably withhold such approval.

8.2           All advertising, promotional literature, labels, package inserts, etc. incorporating or describing Product shall be sent to Sandoz Pharma which shall have fourteen (14) days following receipt within which to comment in writing.  If Licensee does not receive such a comment within fourteen (14) days of Sandoz Pharma’s receipt, Licensee shall be free to use such written material.  Any reasonable objection by Sandoz Pharma as to any item of such written material shall cause the parties to determine a mutually acceptable way to resolve Sandoz Pharma’s objection.

9.             Liability and Indemnification.

9.1           Licensee shall indemnify and hold Sandoz Pharma and its Affiliates harmless from and against any and all liabilities, claims, damages, losses, costs or expenses (including reasonable attorneys’ fees) incurred by or rendered against Sandoz Pharma and its Affiliates which arise out of Licensee’s, its Affiliates’ or sublicensee’s packaging, testing, use, labeling, storage, handling, sale, distribution and/or promotion of Product. Such indemnification shall not apply to the extent that they result from the negligence, gross negligence, recklessness or willful misconduct of Sandoz Pharma, its Affiliates, its contractors, its suppliers or its other licensees.  To the extent such liabilities, claims, damages, losses, costs or expenses result from the negligence, gross negligence, recklessness or willful misconduct of Sandoz Pharma, its

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Affiliates, its contractors, its suppliers or its other licensees, Sandoz Pharma shall indemnify, protect and hold harmless Licensee against all such liabilities, claims, damages, losses, costs or expenses.

9.2           Sandoz Pharma shall indemnify and hold Licensee harmless from and against any and all liabilities, claims, damages, losses, costs or expenses (including reasonable attorneys’ fees) incurred by or rendered against Licensee which arise out of Sandoz Pharma, its affiliates, its contractors, its suppliers or its other licensee’s design, development, handling, storage, distribution, marketing or manufacturing Product. Such indemnification shall not apply to the extent that they result from the negligence, gross negligence, recklessness or willful misconduct of Licensee, its Affiliates and/or sublicensees.  To the extent such liabilities, claims, damages, losses, costs or expenses result from the negligence, gross negligence, recklessness or willful misconduct of Licensee its Affiliates and/or sublicensees, Licensee shall indemnify, protect and hold harmless Sandoz Pharma against all such liabilities, claims, damages, losses, costs or expenses.

9.3           Sandoz Pharma shall promptly notify Licensee of any claim or suit brought against Sandoz Pharma and shall permit Licensee, at Licensee’s cost and expense, to handle and control such claim or suit. Sandoz Pharma shall have the right to participate in any defense to the extent that in its judgment, Sandoz Pharma may be prejudiced thereby. In any claims or suit in which Sandoz Pharma seeks indemnification by Licensee, Sandoz Pharma shall not settle, offer to settle or admit liability or damages in any such claim or suit without the consent of Licensee.

9.4           Should Licensee seek indemnification from Sandoz Pharma, Section 9.3 shall apply reciprocally.

9.5           Licensee shall provide evidence of insurance coverage sufficient to fulfill Licensee’s obligations under Section 9.1 provided such insurance is customarily available at prices which are common for such kind of products in the Territory.

9.6           The obligations in this Section 9 shall survive termination of this Agreement.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

10.           Force Majeure.

Neither party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof provided that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference or act of God, and provided that such party will immediately inform the other party and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.

11.           Trademark.

11.1         Licensee shall employ a trademark of its choice in the Territory in connection with the sale of Product. Licensee shall keep Sandoz Pharma currently advised of the trademark used by it in connection with the sale of Product in the Territory.

11.2         Licensee shall not register and/or employ any trademark or trade name which is a colorable imitation or confusingly similar to a trademark of Sandoz Pharma.

12.           Improvements.

12.1         Improvements made by either party and/or its Affiliates or sublicensees under this Agreement with respect to Product shall be the property of the party making same. Both parties will cooperate as reasonably necessary to perfect title to such Improvements in the name of the party entitled to same.  Each party shall promptly disclose to the other party the general nature of any Improvements made by it its Affiliates and/or sublicensees along with sufficient detail to enable the other to reach a decision as to whether it desires to commercially develop same. To the extent Sandoz Pharma is legally free to do, Licensee shall be automatically, nonexclusively licensed in the Territory to use pursuant to the terms of this Agreement any Improvements made by Sandoz Pharma hereunder for use only with products containing Compound. To the extent Licensee is legally free to do, Sandoz Pharma shall be automatically, non-exclusively licensed free of charge to use and sublicense outside the Territory or in the Territory pursuant to paragraph 7.1 any Improvements made by Licensee its Affiliates and/or sublicensees hereunder for use only with products containing Compound.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

12.2         After expiration of this Agreement, either party shall be entitled to continue to use and/or develop Improvements made by the other party during the term of this Agreement for use only with products containing Compound. The parties shall negotiate in good faith appropriate consideration for such further use, reflecting the investing party’s contribution and the value of such Improvement.

12.3         Sandoz Pharma shall be entitled to terminate conveyance of Improvements to Licensee should Licensee engage in marketing a product that materially and adversely affects the sales and market share of Product.

13.           Drug Monitoring.

13.1         Each party hereto agrees to report promptly to the other party, and to have their respective Affiliates and sublicensees so report, any information concerning any serious and/or unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidence or severity thereof associated with clinical uses, studies, investigations or tests, whether or not determined to be attributable to Product.  “Serious” as used in this paragraph refers to experiences which are life threatening, require hospitalization, prolong existing hospitalization, require prescription drug therapy or are due to an overdose.  “Unexpected” as used in this paragraph refers to conditions or developments not previously submitted to governmental agencies or encountered during clinical studies of Product, and conditions or developments occurring at a rate higher than shown by information previously submitted to governmental agencies or encountered during clinical studies. Upon receipt or any such information by either party hereto, both parties shall promptly consult each other and use their best efforts to arrive at a mutually acceptable procedure for taking such possible actions as appropriate or required under the circumstances; provided, however, that nothing contained herein shall be construed as restricting the right of either party to make a report or submission to a governmental agency or to take any other action that it reasonably deems to be appropriate or required by applicable law or regulation including the right of Sandoz Pharma to recall or withdraw Product from marketing and selling in the Territory.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

13.2         The obligation in this Section 13 shall survive termination of this Agreement.

14.           Term and Termination.

14.1         This Agreement shall become effective upon execution. Unless otherwise agreed, this Agreement will expire on the 10th anniversary of first commercial sale by Licensee, its Affiliates or sublicensees of a Product licensed by Licensee hereunder.

14.2         No later than one (1) year prior to termination of this Agreement, the parties shall negotiate in good faith for the terms of a new agreement for the continued and uninterrupted supply of Product for Licensee and/or its sublicensees. After expiration of this Agreement, Licensee shall have a paid-up non-exclusive license to use and sell Product in the Territory and in the event Sandoz Pharma is unable to supply Product to make or have made Product in the Territory.

14.2.1      Except as provided in Section 7.1, either party may terminate this Agreement at its option if the other party should breach any of the material terms of this Agreement and such breach has not been rectified or at least has begun to be rectified within sixty (60) days after written notice of such breach by the other party and thereafter the party in breach has not proceeded diligently to rectify such breach within a reasonable time, provided however that any such termination shall not release either party from any obligations hereunder incurred prior hereto. Licensee’s right to terminate this Agreement shall also apply should Licensee successfully challenge the confidentiality of the Know-How of Sandoz Pharma and/or its Affiliates covered by this Agreement.

14.2.2      Should Licensee become insolvent, make an assignment for the benefit of its creditors or proceedings in voluntary or involuntary bankruptcy shall be instituted on behalf of or against Licensee and Licensee fails to aggressively defend such involuntary bankruptcy proceeding within 90 days or shall Licensee be dissolved, wound up or be confiscated, sequestered or in any other way be transferred into state ownership, or if a receiver or trustee of Licensee’s property shall be appointed, this Agreement shall

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

be subject to immediate termination by Sandoz Pharma upon service of written notice to such effect upon Licensee.

14.3         In the event this Agreement is terminated, Licensee shall promptly make an accounting to Sandoz Pharma of the inventory of the Product it has on hand as of the date of such termination. Licensee shall have the right to sell its stock of Product for a period of six months after said termination, it being understood that the Net Sales thereof shall be subject to the royalty rate as set forth in Section 5, provided, however, that Sandoz Pharma or a third party designated by Sandoz Pharma shall have the right to repurchase the stock of Products at Licensee’s wholesale price.

14.4         Upon termination of this Agreement, all licenses and rights granted hereunder shall revert to the granting party and all documents containing Know-how shall be returned to the granting party upon its request.

14.5         Upon termination of this Agreement by Sandoz Pharma, or Licensee according to Article 14.2.2. Licensee will reassign the registration of Product to Sandoz Pharma free of charge and shall return all confidential information and documents containing Know-how, except that one copy of each document may be retained in the Licensee’s legal files for record purposes. In addition, Licensee shall grant to Sandoz Pharma under reasonable terms to be negotiated which recognize the future value of the promotion and marketing investment made by Licensee and its sublicensees a license regarding the trademark used by Licensee for the sale of Product.

14.6         Upon any termination of this Agreement, each provision which is specified to continue beyond such termination shall continue in force and effect to the extent necessary to effectuate its purpose.

15.           Validity.

Should one or several provisions of the Agreement be or become invalid, then the parties hereto shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

contracted this Agreement with those new provisions. In case such provisions cannot be found, the invalidity of one or several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the parties would not have contracted this Agreement without the invalid provisions.

16.           Applicable Law.

This Agreement shall be construed in accordance with the substantive laws of New Jersey.

17.           Arbitration.

17.1         All disputes arising in connection with the present Agreement shall be settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, Paris, France (ICC) by three arbitrators appointed in accordance with the Rules and the decisions of the arbitrators shall finally bind both parties hereto. Such arbitration shall take place in London, England, in the English language.

17.2         In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of the panel provided for herein. The chairman shall fix a time and place in London, England within thirty (30) days of his appointment for the purpose of hearing evidence and representations of the parties and shall preside over the arbitration and determine all questions of procedure not provided for herein in accordance with the ICC regulations. After hearing any evidence and representations that each party may submit, the arbitrators shall make a substantiated award and reduce the same to writing and deliver one (1) copy thereof to each party within thirty (30) days after the hearing.

17.3         Sections 16 and 17 shall also survive termination of this Agreement.

18.           Assignment.

This Agreement and the licenses granted herein shall not be assignable by either party hereto, except to a successor of all or substantially all of its pharmaceutical business, without the

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

consent in writing first obtained from the other party.  Such non-authorized assignment shall be null and void.  A merger, acquisition or sale of all or substantially all of the assets of a party to this agreement shall not be deemed to be an assignment requiring the consent of the other party hereto.

19.           Miscellaneous.

19.1         Notice.  Any notice required or permitted to be given under this Agreement shall be deemed sufficiently given, if sent to the respective party, by facsimile transmission confirmed by certified or registered mail or by an internationally recognized overnight delivery service, to be notified at its address shown at the beginning of this Agreement or at such other address as may be furnished in writing to the notifying party.  Time of notice or other communication shall be deemed to be the date of receipt.

19.2         Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.  No amendment or alteration of this Agreement shall be valid unless agreed upon by both parties in writing.  The Schedules to this Agreement shall be considered an integral part thereof.

19.3         Waiver.  The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

19.4         Obligations.  Termination of this Agreement shall not affect obligations accrued prior to termination.

19.5         Performance by Affiliates.  Any party hereto may satisfy any of its obligations hereunder through any of its Affiliates, provided, however, that each party guarantees the performance at all times of any of such party’s obligations so delegated pursuant to this section.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ATHENA NEUROSCIENCES

By:	/s/ Paulette E. Setler

Title:	Executive Vice President, Research

SANDOZ PHARMA LTD.

By:	/s/ R. Wäger	/s/ R.V. Tschannen
Dr. R. Wäger	Dr. R. Tschannen

Title:	Head of Manager of Licensing
Product Policy

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Schedule I

to the Agreement by and between SANDOZ PHARMA and LICENSEE of

Description of Substance

DCI:	Tizanidine - hydrochloride
Chemical name:	5-chloro-4(2-imidazoline-2yl-amino)-2, 1, 3-benzo-thiazole hydrochloride
Appearance:	white to yellowish white finely cristalline powder
Loss of drying:	Not more than 0.5 per cent
Assay of Tizanidine base:	98 - 102 per cent by titration

Basel,	April 12, 1991	South San Francisco,	April 17, 1991

SANDOZ PHARMA LTD.		ATHENA NEUROSCIENCES, INC.

/s/ R. Wäger-R.V. Tschannen		/s/ Paulette E. Setler

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

A d d e n d u m

to the License Agreement, dated April 7th, 1991

between

Sandoz Pharma Ltd., a Swiss corporation having its principal place of business at Lichtstrasse 35, CH-4002 Basel, Switzerland (hereinafter called “Sandoz Pharma”)

and

Athena Neurosciences, Inc., a Delaware corporation having its principal business at 800F Gateway Boulevard, South San Francisco, California, U.S.A. (hereinafter called “Athena”).

The above mentioned Parties agree to amend Art. 1.11 and Art. 6.2 as follows:

1.11.        “Territory” means the United States of America, its territories and possessions (including Puerto Rico) and Canada, as well as the United Kingdom and Ireland.

6.2.          Athena, its Affiliates and its sublicensees shall pay Sandoz Pharma Supply Price (as defined in Section 7.7 of the above-mentioned Agreement) ninety (90) days from date of invoice and on such other reasonable terms and conditions as Sandoz Pharma ordinarily requires. However, for the initial two (2) pre-launch orders totaling [***], a credit period of one hundred and eighty (180) days instead of ninety (90) days from data of invoice is granted by Sandoz.

Basel,		South San Francisco,

February 17, 1995		February 24, 1995
(date)		(date)

SANDOZ PHARMA LTD.		ATHENA NEUROSCIENCES, INC.

/s/ P. Dufner	/s/ R.V. Tschannen	/s/ Lisabeth F. Murphy
Dr. P. Dufner	Dr. R. Tschanen	Lisabeth F. Murphy Vice President, Legal Affairs and General Counsel

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

April 12, 1991

SANDOZ PHARMA LTD.
Lichtstr 35
CH-4002 Basel SWITZERLAND

Gentlemen:

I am happy that we have now concluded the terms and conditions for Athena to acquire U.S. and Canadian Marketing rights to tizanidine.

As we discussed, there are a few points that are not practical to fully resolve at this time, and we agree to negotiate in good faith a final resolution of the following matters when required for marketing of the product:

(1)           Sample Supply

Sandoz agrees to review Athena’s sample needs to introduce and subsequently market tizanidine.  Sandoz will use its good faith efforts to supply Athena’s reasonable needs consistent with its own sampling policies.

(2)           Final Form Packaging

Sandoz and Athena will discuss Athena’s needs for final packaging forms and Sandoz agrees use its good faith efforts to supply these as close to the desired form as possible, providing Athena is prepared to accept final form packaging materials routinely used by Sandoz for tizanidine or other similar presentations.

(3)           Patent Review

Sandoz and Athena agree to cooperate to permit Athena and its patent counsel to review any intellectual property protection that might be available for tizanidine prior to and during the period of Athena’s marketing of this compound.  Sandoz further agrees to use its good faith efforts to provide Athena license rights within the terms of the marketing agreement for any such protection which in Athena’s judgment has commercial value.

Please acknowledge receipt of this letter by signing the enclosed copy and returning it to me.

Yours sincerely,

/s/
John Groom President & Chief Executive Officer		Acknowledged and received by: SANDOZ PHARMA

	By:	/s/	/s/
	Printed Name:	Dr. S. Strub	Dr. R. Tschannen
	Title:	Manager Licensing	Manager Licensing
	Date:	May 3, 1991	May 3, 1991